EXHIBIT 11

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PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

YEARS ENDED DECEMBER 31
                                   1991     1992     1993     1994     1995
INCOME ($ THOUSANDS)1

Income before cumulative effects
  of accounting changes            $41,100  $42,800  $46,600  $53,600  $77,200
 Cumulative effects of
    accounting changes                   -  (41,625)       -        -        -
Net Income                          41,100    1,175   46,600   53,600   77,200
Preferred Dividend Requirements      6,358    8,545    6,114    5,416    5,203

Earnings Available to Common and
Common Equivalent Shares - Primary  34,742   (7,370)  40,486   48,184   71,997

Preferred dividends assuming
 conversion of Preferred Stock:
                   Series 1987       3,000    3,000      620        0        0
                   Series 1988         658    1,065    1,044    1,016      983
                   Series 1990       2,700    4,480    4,450    4,400    4,220

Tax benefit on preferred
ESOP dividend eliminated
due to conversion into common            -     (700)    (833)  (1,046)  (1,243)

Tax benefit on ESOP
dividend assuming con-
version to common -
at common dividend rate                690      215     276       366      481

Earnings available to Common
 and Common Equivalent
 shares - Diluted                  $41,790     $690 $46,043   $52,920  $76,438


SHARES (thousands)1
Weighted average number of shares
outstanding during the period       31,302  31,584   35,356    36,408   36,812

Shares issuable on exercise
of stock options less
shares repurchaseable
from the proceeds                     256     288      426       436       488

Common and Common Equivalent
 Shares - Primary                  31,558  31,872   35,782    36,844    37,300

Shares issuable on conversion of:
   $1.50 Cumulative Convertible
   Preferred Stock Series 1987      4,356   4,356     830          0         0
   $7.50 Callable Cumulative
   Convertible Preferred Stock
   Series 1988                      1,320   1,122   1,044      1,016       982
   8% Callable Cumulative Voting
   Convertible Preferred Stock
   Series 1990                      4,302   4,284   4,254      4,220     4,098

Common and Common Equivalent
 Shares - Diluted                  41,536  41,634  41,910     42,080    42,380


EARNINGS PER SHARE1

PRIMARY
Income from:
 Continuing Operations             $0.47   $0.64   $0.76     $1.21       $1.48
 Discontinued Operations            0.63    0.43   $0.37      0.10        0.45
Earnings before cumulative
 effects of accounting changes      1.10    1.07    1.13      1.31        1.93
Cumulative effects of
  accounting changes                   0   (1.30)      0         0           0
Net income (loss)                  $1.10   $(.23)  $1.13     $1.31       $1.93

DILUTED
Income from:
 Continuing Operations             $0.47   $0.64   $0.76     $1.17       $1.41
 Discontinued Operations            0.53    0.37   $0.34      0.09        0.40
Earnings before cumulative
effects of accounting changes      $1.00   $1.01   $1.10     $1.26       $1.81
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NOTES:
1   Adjusted for stock dividend of 50% in June 1993 and
     stock dividend of 100% in February 1996.